As filed with the Securities and Exchange Commission on October 1, 1996
                                            Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       FIRST INDUSTRIAL REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter), 1996

             Maryland                              36-3935116
(State or other jurisdiction of        (I.R.S. Employer Identification Number)
incorporation or organization)

                         150 N. Wacker Drive, Suite 150
                             Chicago, Illinois 60606
                                 (312) 704-9000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Michael T. Tomasz
                      President and Chief Executive Officer
                       First Industrial Realty Trust, Inc.
                         150 N. Wacker Drive, Suite 150
                             Chicago, Illinois 60606
                                 (312) 704-9000

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

Gerald S. Tanenbaum, Esq.                            James M. Asher, Esq.
Roger Andrus, Esq.                                Robert E. King, Jr., Esq.
Cahill Gordon & Reindel                                 Rogers & Wells
     80 Pine Street                                     200 Park Avenue
New York, New York  10005                         New York, New York  10167
    (212) 701-3000                                     (212) 878-8000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                            CALCULATION OF REGISTRATION FEE
==============================================================================
 Title of Securities               Proposed Maximum           Amount of
  to be Registered            Aggregate Offering Price(1)    Registration Fee
------------------------------------------------------------------------------
Common Stock, par value             $200,000,000                $68,966
$0.01 per share
==============================================================================

(1) There is hereby registered an indeterminate number of shares of Common Stock with a maximum aggregate offering price which will not exceed $200,000,000.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

          Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to $36,150,000 of Common Stock registered on Form S-3, File No. 33-80829, which was declared effective on January 10, 1996 (the "Previously Registered Securities"), which have not been offered or sold as of the date of the filing of this Registration Statement. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement File No. 33-80829, pursuant to which the total amount of unsold Previously Registered Securities registered on Registration Statement File No. 33-80829 may be offered and sold as Common Stock. In the event the Previously Registered Securities are offered and sold prior to the effective date of this Registration Statement, the amount of Previously Registered Securities so sold will not be included in the prospectus hereunder.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996

PROSPECTUS



                       First Industrial Realty Trust, Inc.


                                  Common Stock

                              --------------------



          First Industrial Realty Trust, Inc. ("First Industrial" or the "Company") may offer from time to time shares of its common stock, par value $.01 per share (the "Common Stock"), with an aggregate public offering price of up to $236,150,000 on terms to be determined at the time of offering. The Common Stock may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

          The Common Stock may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Common Stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Common Stock may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Common Stock.

          For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" commencing on page 4.

                               -------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
           ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
                            THE CONTRARY IS UNLAWFUL.

                              --------------------


                The date of this Prospectus is            , 1996

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and all such material filed by the Company with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by the Company (File No. 1-13102) with the Commission are incorporated herein by reference:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; and

          (c) the Company's Current Report on Form 8-K dated March 20, 1996, as amended by Form 8-K/A No. 1 filed May 17, 1996; and

          (d) the description of the Common Stock included in the Company's Registration Statement on Form 8-A, dated June 23, 1994.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference herein, unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference herein). Requests for such copies should be directed to: First Industrial Realty Trust, Inc., Attn: Michael J. Havala, Secretary, 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, telephone (312) 704-9000.

                                   THE COMPANY

          The Company is a real estate investment trust ("REIT") which owns, manages, acquires and develops bulk warehouse and light industrial properties. Markets in which the Company currently operates include: Chicago, Illinois; Detroit, Michigan; Minneapolis/St. Paul, Minnesota; Atlanta, Georgia; Grand Rapids, Michigan; Central Pennsylvania; Indianapolis, Indiana; St. Louis, Missouri; Nashville, Tennessee; Cincinnati, Ohio; Des Moines, Iowa; Milwaukee, Wisconsin; and Dayton and Columbus, Ohio. As of June 30, 1996, the Company owned 320 in service properties containing an aggregate of approximately 28.3 million square feet of gross leasable area ("GLA") which was approximately 96% leased to more than 860 tenants. First Industrial is a self-administered and fully integrated industrial real estate company.

          The Company was incorporated in Maryland on August 10, 1993. The Company's executive offices are located at 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, and its telephone number is (312) 704-9000.

                                  RISK FACTORS

          In evaluating an investment in Common Stock, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and in any applicable Prospectus Supplement.

Real Estate Investment Considerations

   General

          Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply or a reduction in demand in the area, the attractiveness of the properties to tenants, tenant defaults, zoning or other regulatory restrictions, competition from other available real estate, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent properties on favorable terms. In addition, certain expenditures associated with real estate investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

   Renewal of Leases and Reletting of Space

          The Company will be subject to the risks that, upon expiration of leases, the leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than expiring lease terms. If the Company were unable promptly to renew a significant number of expiring leases or promptly to relet the space covered by such leases, or if the rental rates upon such renewal or reletting were significantly lower than the then current rates, the Company's funds from operations and ability to make expected distributions to stockholders might be adversely affected. Leases with respect to approximately 2.4 million, 4.0 million and 4.9 million square feet of GLA expire between June 30 and December 31, 1996, in 1997 and in 1998, respectively.

   Potential Environmental Liability

          Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address such conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not such facility is owned or operated by such persons. No assurance can be given that existing environmental assessments with respect to any of the Company's properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any one or more properties.

Tax Risks

   Consequences of Failure to Qualify as a REIT

          The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements (some of which must be met on a recurring basis) established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Certain Federal Income Tax Considerations."

   Effect of Distribution Requirements

          The Company could, in certain instances, have taxable income without sufficient cash to enable the Company to meet the distribution requirements of the REIT provisions of the Code. Accordingly, the Company could be required to borrow funds or sell properties on adverse terms in order to meet such distribution requirements. In addition, because the Company must distribute to its stockholders at least 95% of its REIT taxable income each year, the Company's ability to accumulate capital may be limited. Thus, it may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, in connection with future acquisitions. See "Certain Federal Income Tax Considerations."

   Consequences of Failure to Qualify as Partnerships

          The Company expects that the partnerships in which it has interests will be treated as partnerships for federal income tax purposes under the Code. If any of such entities fails to qualify for treatment as such under the Code, the Company would cease to qualify as a REIT. See " -- Consequences of Failure to Qualify as a REIT" and "Certain Federal Income Tax Considerations."

Risks Associated with Debt Financing and Leverage

          Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Company's properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code.

   Balloon Payments

          The Company is required to make lump-sum or "balloon" payments pursuant to the terms of certain of its indebtedness, including a $150 million collateralized revolving credit facility (the "Acquisition Facility") under which the Company, through two of its subsidiaries, First Industrial, L.P. (the "Operating Partnership") and First Industrial Pennsylvania, L.P., may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital, and a mortgage loan under which First Industrial Financing Partnership, L.P. (the "Financing Partnership") borrowed $300 million (the "Mortgage Loan"). The Acquisition Facility and the Mortgage Loan provide for the repayment of principal in a lump-sum or "balloon" payment at maturity in 1997 and 1999 (subject to a two-year extension at the Financing Partnership's option, subject to certain conditions), respectively. The Company's ability to make such payments may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the Acquisition Facility or the Mortgage Loan. The Company's existing debt obligations are secured by its properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

   No Limitation on Debt

          The Company currently has a policy of maintaining a ratio of debt to total market capitalization (i.e., total consolidated debt of the Company as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all limited partnership interests ("Units") in the Operating Partnership for Common Stock, and the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt) which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations.

   Rising Interest Rates

          The Acquisition Facility bears interest at a floating rate. Increases in the interest rate payable on balances outstanding under the Acquisition Facility would have an adverse effect on the Company's cash available for distribution.

Risks Associated with Possible Conflicts of Interest

   Competition from Other Business Interests of Certain Officers and Directors

          Entities affiliated with or controlled by certain officers and directors of the Company hold equity interests in industrial properties not owned by the Company. Some of these properties may compete with properties owned by the Company. There can be no assurance that decisions by officers and directors of the Company will fully represent the interests of stockholders of the Company rather than such individuals and their affiliates.

   Tax Consequences to Certain Officers and Directors

          Certain officers and directors of the Company own Units which may be exchanged for Common Stock. Prior to the exchange of Units for Common Stock, officers and directors of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Stock upon the sale of certain of the Company's properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

                                 USE OF PROCEEDS

          Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Common Stock offered by this Prospectus and the applicable Prospectus Supplement for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio.

                           DESCRIPTION OF COMMON STOCK

          The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended (the "Articles of
Incorporation"), and Bylaws, as amended (the "Bylaws").

General

          Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At September 23, 1996, the Company had outstanding 24,137,881 shares of Common Stock.

Terms

          Subject to the preferential rights of any other shares or series of stock (including preferred stock of the Company outstanding from time to time) and to the provisions of the Articles of Incorporation regarding excess stock, par value $.01 per share ("Excess Stock"), holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

          Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

          Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

          Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

          Pursuant to the Maryland General Corporation Law, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than


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



a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Articles of Incorporation do not provide for a lesser percentage in such situations.

Restrictions on Ownership

          For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Transfer Agent

          The transfer agent and registrar for the Common Stock is KeyCorp Shareholder Services, Inc. of Cleveland, Ohio.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

          For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Certain Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of the Company's capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of Excess Stock may, at any time such Excess Stock is held by the Company in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the Excess Stock any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the ownership limit, and may transfer such interest to such beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into Excess Stock. Immediately upon the transfer to the permitted beneficiary, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. In addition, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, and, with respect to Excess Stock resulting from the attempted transfer of preferred stock, at any time when any outstanding shares of preferred stock of such series are being redeemed, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase or, in the case of a purchase of Excess Stock attributed to preferred stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date


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



of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. The Company has received an opinion from Cahill Gordon & Reindel as to the conclusions of law expressed in this summary. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the Common Stock.

Taxation of the Company

          In the opinion of Cahill Gordon & Reindel, commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation will enable the Company to continue so to qualify, provided that the Company continues to satisfy the various requirements applicable under the Code to REITs, as described herein. Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations as to factual matters made by the Company and certain partnerships through which the Company holds substantially all of its assets (the "Partnerships"). Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

          To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. Initially, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's securities may not exceed 5% of the Company's gross assets; shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions. The Company holds assets through certain wholly owned subsidiary corporations and holds preferred stock interests in certain corporations that provide property management services to third parties; the Company has been advised by Cahill Gordon & Reindel, based on certain representations, that these holdings do not violate the prohibition on ownership of voting securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's- length fee and from which the REIT derives no income.

          Substantially all of the Company's assets are held through the Partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share. The Partnerships have not requested, and they do not intend to request, a ruling from the Internal Revenue Service (the "Service") that they will be treated as partnerships for federal income tax purposes. Instead, Cahill Gordon & Reindel has delivered its opinion that, based on the provisions of the partnership agreements of the Partnerships, the Code, Treasury Regulations, administrative rulings and certain factual assumptions and representations, the Partnerships will be classified as partnerships for federal income tax purposes and not as associations taxable as corporations under Section 7701 of the Code and the Treasury Regulations thereunder. Unlike a private letter ruling, an opinion of counsel is not binding on the Service and no assurance can be given that the Service will not challenge the status of one or more of the Partnerships as a partnership for federal income tax purposes. If such a challenge were sustained by a court, the relevant Partnership would be treated as a corporation for federal income tax purposes and the Company would not be able to satisfy the asset requirements for REIT status, and thus would not qualify as a REIT. Moreover, the opinion of Cahill Gordon & Reindel is based on existing law, which is, to a great extent, the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

          The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of the Company's capital stock by a few individuals and (ii) ownership by the Company of its tenants. The outstanding capital stock of the Company must be held by at least 100 stockholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. Accordingly, the Articles of Incorporation contain certain restrictions regarding the transfer of Common Stock, preferred stock and any other outstanding securities convertible into Common Stock when necessary to maintain the Company's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the Articles of Incorporation will be effective in maintaining the Company's REIT status. See "Restrictions on Transfers of Capital Stock."

          So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of its taxable income. REIT's also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

          Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its stockholders. If disqualified for taxation as a REIT for a taxable year, the Company also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to any nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests applicable to REITs, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends and distributions.

                              PLAN OF DISTRIBUTION

          The Company may sell Common Stock through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Common Stock will be named in the applicable Prospectus Supplement.

          The distribution of the Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

          In connection with the sale of Common Stock, underwriters or agents may receive compensation from the Company or from purchasers of Common Stock, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Common Stock may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Common Stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

          Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE.

          Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Common Stock may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

          If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Common Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Common Stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

          In order to comply with the securities laws of certain states, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Common Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

          Certain legal matters, including the legality of the Common Stock covered by this Prospectus, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for any underwriters, dealers or agents by Rogers & Wells, New York, New York. Cahill

Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire, Woods, Battle & Boothe, L.L.P., Baltimore, Maryland.

                                     EXPERTS

          The financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the Company:

Securities and Exchange Commission
  registration fee ..........................................        $ 68,966
NYSE fee ....................................................          28,000
NASD fee ....................................................          20,500
Printing and duplicating expenses............................         250,000
Legal fees and expenses......................................         350,000
Blue sky fees and expenses...................................          25,000
Accounting fees and expenses.................................          50,000
Miscellaneous................................................         199,534

        Total ...............................................        $992,000
                                                                      =======


Item 15.  Indemnification of Directors and Officers.

          The Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's Directors and officers for monetary damages to the Company. The Articles of Incorporation and Bylaws obligate the Company to indemnify its Directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and its stockholders against these individuals. The provisions of Maryland law provide for the indemnification of officers and directors of a company under certain circumstances.


Item 16.  Exhibits.

Exhibit
Number    Description

4.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.2*      Amended and Restated Bylaws of the Company.

4.3 Articles of Amendment to the Company's Articles of Incorporation dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.4 Articles Supplementary relating to the Company's 9 1/2% Series A Cumulative Preferred Stock, $.01 par value (incorporated by reference to Exhibit 3.4 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.5 Articles of Amendment to the Company's Articles of Incorporation dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

5* Opinion of Cahill Gordon & Reindel, counsel to Registrant, as to the legality of the securities being registered, together with the opinion of McGuire, Woods, Battle & Boothe, L.L.P.

8* Opinion of Cahill Gordon & Reindel, counsel to Registrant, as to certain tax matters.

23.1*     Consent of Coopers & Lybrand L.L.P.

23.2*     Consent of Cahill Gordon & Reindel (included in Exhibit 5 and Exhibit
          8).

23.3*     Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included in
          Exhibit 5).

24*       Powers of Attorney.

--------------------

*        Filed herewith.


Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 1, 1996.

                                   FIRST INDUSTRIAL REALTY TRUST, INC.


                                   By:  /s/ Michael T. Tomasz
                                        -------------------------------
                                        Name:  Michael T. Tomasz
                                        Title:  President and Chief
                                                  Executive Officer



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                      Title                     Date


/s/  Michael T. Tomasz             Principal Executive          October 1, 1996
--------------------------         Officer and Director
      Michael T. Tomasz



/s/  Michael J. Havala             Principal Financial and      October 1, 1996
---------------------------        Accounting Officer
      Michael J. Havala


              *                    Chief Operating Officer      October 1, 1996
--------------------------------   and Director
      Michael W. Brennan



              *                    Director                     October 1, 1996
---------------------------------
      Michael G. Damone



---------------------------------  Director                    October __, 1996
      John L. Lesher



              *                    Director                    October 1, 1996
---------------------------------
        Kevin W. Lynch

           Signature                     Title                   Date




              *                      Director                  October 1, 1996
---------------------------------
      John E. Rau


              *                      Chairman of the Board     October 1, 1996
---------------------------------    of Directors
      Jay H. Shidler



              *                      Director                  October 1, 1996
---------------------------------
      Robert J. Slater



              *                      Director                  October 1, 1996
---------------------------------
      J. Steven Wilson




*By: /s/ Michael J. Havala
     -------------------------------------
      (Michael J. Havala, Attorney-in-fact)

                                  EXHIBIT INDEX


Exhibit
Number                     Description                                     Page

4.1       Amended and Restated Articles of Incorporation of the
          Company (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended
          June 30, 1996, File No. 1-13102).

4.2*      Amended and Restated Bylaws of the Company.

4.3 Articles of Amendment to the Company's Articles of Incorporation dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.4 Articles Supplementary relating to the Company's 9 1/2% Series A Cumulative Preferred Stock, $.01 par value (incorporated by reference to Exhibit 3.4 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.5 Articles of Amendment to the Company's Articles of Incorporation dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended
          June 30, 1996, File No. 1-13102).

5* Opinion of Cahill Gordon & Reindel, counsel to Registrant, as to the legality of the securities being registered, together with the opinion of McGuire, Woods, Battle & Boothe, L.L.P.

8* Opinion of Cahill Gordon & Reindel, counsel to Registrant, as to certain tax matters.

23.1*     Consent of Coopers & Lybrand L.L.P.

23.2*     Consent of Cahill Gordon & Reindel (included in Exhibit 5 and
          Exhibit 8).

23.3*     Consent of McGuire, Woods, Battle & Boothe, L.L.P. (included in
          Exhibit 5).

24*       Powers of Attorney.

--------------------

*        Filed herewith.